EX-24.1


CONSENT OF COUNSEL

We hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB of our consent dated December 18, 2000 appearing in the PVAXX Corporation Annual Report on Form 10KSB filed December 18, 2000. We also consent to the reference to us under the heading "Exhibits" in such Registration Statement.

NADEAU & SIMMONS, P.C.

/s/ Nadeau & Simmons, P.C.

By:_______________________


Providence, RI